Exhibit 10.37

PROFESSIONAL SERVICES AGREEMENT
THIS PROFESSIONAL SERVICES AGREEMENT (“Agreement”), dated October 8, 2014 (the “Effective Date”), is entered into by and between David C. Cole, having a mailing address of ____________________ and business address of _______________________ (the “Consultant”), and Solazyme, Inc., a Delaware corporation having a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (“Solazyme”, and together with the Consultant may be collectively referred to hereunder as the “Parties”).
WHEREAS, from October 2010 until December 2013 the Consultant was a consultant to Solazyme, providing valuable consulting services.
WHEREAS, in December 2013 the Consultant joined the Board of Directors of Solazyme and is and will continue to be a member of the Board of Directors until October 8, 2014 (the “Transition Date”).
WHEREAS, in January 2014 the Consultant became the President of Solazyme where he has provided significant and valuable operational and management assistance to Solazyme and he will remain as the President until the Transition Date.
WHEREAS, the Consultant wishes to resign as the President of Solazyme and a member of its Board of Directors as of the Transition Date.
WHEREAS, Solazyme desires to engage the Consultant to provide Consulting Services (as defined below) to Solazyme commencing on the Transition Date in order to obtain the continued benefit, experience and ability of the Consultant, and the Consultant is willing to provide Consulting Services to Solazyme and to devote the Consultant’s best efforts to Solazyme upon the terms and conditions hereinafter set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:
1.Resignations. Effective as of the Transition Date, the Consultant hereby resigns as a member of the Board of Directors of Solazyme and resigns as the President of Solazyme.

2.Scope of Consulting Services; Term.

(a)Scope of Consulting Services. As of the Transition Date, Solazyme hereby engages the Consultant to advise and assist Solazyme in regard to business opportunities in the field of products derived from algal fermentation and in regard to the other matters set forth on Exhibit A (collectively, the “Consulting Services”).  The Consultant hereby agrees, on and after the Transition Date, to perform assignments, and engage in other work at the direction of Solazyme related to the Consulting Services.  The Consultant’s availability shall include travel and the provision of Consulting Services worldwide on a mutually agreed schedule and at mutually agreed locations during the Term (defined below). The Consultant shall devote approximately half his professional time, inclusive of travel time, to the provision of Consulting Services on behalf of Solazyme during the Term.
(b)Standard of Services. The Consultant shall perform the Consulting Services diligently, timely and conscientiously, in accordance with the highest professional standards and in compliance with all applicable laws and regulations. The Consultant shall cooperate with Solazyme’s personnel and shall not interfere with the conduct of Solazyme’s business.
(c)Computing and Communications. During the Term Solazyme will allow the Consultant the continued use of an email account, 1 laptop, 1 tablet computer, and 1 cell phone.

(d)No Conflicts. The Consultant warrants that he is not currently performing consulting or advisory work for any company working in the area of the use of microbes as biocatalysts for converting carbon sources into lipids in non-photosynthetic processes (the “Competitive Field”), and covenants that, during the Term, he will not accept consulting engagements or otherwise work with companies in the Competitive Field without notifying Solazyme in advance of accepting such an arrangement (email to the Chief Executive Officer or General Counsel acceptable).
(e)Term. Unless terminated earlier by either Party under Section 11, the term of this Agreement (the “Term”) shall commence on the Effective Date and expire on the two (2) year anniversary of the Transition Date.

3.	Compensation.

(a)Compensation for Consulting Services. If the Consultant signs this Agreement and returns it to Solazyme within five (5) days of the Effective Date, and signs (on or after the Transition Date), dates and returns the fully executed release set forth in Exhibit B to Solazyme within the time period set forth in Exhibit B, allows the releases contained therein to become effective and otherwise complies with the requirements set forth in this Agreement and the Consultant’s Employee Proprietary Information and Inventions Agreement, Solazyme will provide the Consultant with the following:
(i) Fixed Cash Payments. Solazyme will pay to the Consultant $260,000, subject to any required payroll deductions and withholdings. This cash payment will be paid in a lump sum within ten (10) days after the Release Date (as defined in Exhibit B). In addition, Solazyme will pay to the Consultant $584,000 on January 2, 2015, subject to any required payroll deductions and withholdings.
(ii) Monthly Cash Payments. Commencing on the Transition Date, Solazyme will pay to the Consultant $20,000 per month (provided that, as of the date of each payment, this Agreement has not been terminated pursuant to Section 11 and the Consultant has been compliant with the requirements set forth in this Agreement). Payment is due and payable on the first business day of each month.
(iii) Equity. Solazyme will accelerate the vesting of 229,167 shares underlying stock option N11-1235 as of the Release Date. The Consultant and Solazyme hereby agree to modify stock option N11-1235 such that 80,000 of the remaining shares underlying the option shall vest in 24 equal monthly increments from the Transition Date (provided that, as of each date of vesting, this Agreement has not been terminated pursuant to Section 11 and the Consultant has been compliant with the requirements set forth in this Agreement). All other shares in stock option N11-1235 (204,105 underlying shares) are hereby terminated and the remaining vesting terms modified as set forth in the preceding sentence. The Consultant and Solazyme also agree to terminate stock option I11-1235 (36,728 underlying shares) as to all underlying shares as of the Transition Date. All of the Consultant’s other Solazyme stock options shall remain in place with no modifications, for the period of time set forth in the applicable option agreement. The Consultant and Solazyme hereby agree to modify RS000405 such that (A) 75,000 of the Consultant’s restricted stock units (“RSUs”) in RS000405 shall vest on March 13, 2015 and (B) 25,000 of the remaining RSUs shall vest in 4 equal increments of 6,250 RSUs on each of March 13, 2015, September 1, 2015, March 1, 2016 and on the day immediately prior to the two (2) year anniversary of the Transition Date (provided that, as of each date of vesting, this Agreement has not been terminated pursuant to Section 11 and the Consultant has been compliant with the requirements set forth in this Agreement). All other RSUs in RS000405 (100,000 RSUs) are hereby terminated and the remaining vesting terms modified as set forth in the preceding sentence.
(iv) Health Insurance Premium Payments. So long as the Consultant timely elects (and remains eligible for) health benefits continuation pursuant to COBRA, Solazyme will pay his applicable premiums (including spouse or family coverage if he had such coverage on the Transition Date) for such continuation coverage under COBRA (payable as and when such payment become due) during the period commencing on the Transition Date and ending on the earliest of (a) 18 months following the Transition Date and (b) the date upon which the Consultant and his covered dependents, if any become eligible for health insurance coverage through another employer.
(b)Expense Reimbursement. Solazyme also agrees to reimburse the Consultant for reasonable expenses incurred during the performance of the Consulting Services in accordance with its expense reimbursement policies, including usual and customary travel expenses; provided, however, that (i) any extraordinary expenses (in amount or character) are approved by Solazyme in writing (email will suffice) prior to being incurred and (ii) all reimbursable expenses are itemized by the Consultant on each expense reimbursement request submitted to Solazyme and fully documented by the Consultant along with such request. Expenses shall be reimbursed within thirty (30) days of the Consultant’s submission of an invoice setting forth each expense, including the date, amount and purpose for the expense, together with receipts showing payment by the Consultant. Solazyme has no obligation to reimburse the Consultant for expenses that are incurred by the Consultant that are not properly documented.
4.Independent Contractor Status. The Consultant agrees and acknowledges that the Consultant is acting as an independent contractor in performing the Consulting Services and for all other purposes under this Agreement and that the relationship between the Consultant and Solazyme shall not constitute an employer-employee relationship, partnership, joint venture, or agency. The Consultant shall be solely responsible for any and all taxes and any withholding and other self-employment tax obligation with respect to this Agreement. Except as set forth in Section 3(a)(iv), the Consultant agrees that the Consultant is not entitled to any of the benefits provided by Solazyme to Solazyme employees and that Solazyme shall not procure, maintain or make payments with respect to any workers’ compensation or unemployment compensation insurance for or on behalf of the Consultant.
5.Subcontractors. This Agreement is personal to the Consultant and the Consultant shall not engage or make use of any other person or entity for the purpose of performing obligations under this Agreement except as expressly authorized by Solazyme in writing.
6.Ownership of Intellectual Property and Work Product. All work, reports, writings, ideas, designs, methods, computer software and data recorded in any form that are created, developed, written, conceived or made by or on behalf of the Consultant (whether solely or jointly with others) in rendering Consulting Services hereunder or in the performance of the Consultant’s obligations under this Agreement (collectively, “Work Product”) shall be and remain the exclusive property of Solazyme. Solazyme shall own all right, title and interest in and to any and all inventions, discoveries, know-how and other intellectual property, including, without limitation, any improvements thereto, that are conceived, reduced to practice or otherwise made by or on behalf of the Consultant (whether solely or jointly with others) in rendering Consulting Services hereunder or the performance of the Consultant’s obligations under this Agreement and any patent, trade secret or other intellectual property rights with respect thereto (collectively, “Intellectual Property”). The Consultant hereby assigns and transfers to Solazyme any and all right, title and interest the Consultant may have in and to such Intellectual Property throughout the world. The Consultant shall make full disclosure to Solazyme of Work Product. The Consultant agrees that Work Product that is copyrightable subject matter shall be “work made for hire” within the meaning of the copyright laws of the United States. The Consultant shall (i) execute all documents and perform all acts deemed necessary by Solazyme to evidence Solazyme’s ownership of the Intellectual Property and Work Product, and (ii) assist Solazyme in preparing, prosecuting, obtaining, registering, maintaining, defending and enforcing, at Solazyme’s expense, at Solazyme’s discretion and exclusive control, all patents and any foreign equivalents thereof, trademarks, copyrights, trade secret rights and other proprietary rights in and to the Intellectual Property and Work Product in any and all countries as may be determined by Solazyme. The Consultant shall provide additional assistance to Solazyme, as necessary, to protect Solazyme’s ownership of the Intellectual Property and Work Product in the event of any third party claims related to such ownership. The Consultant hereby appoints Solazyme as attorney-in-fact for the purpose of executing such documents in the Consultant’s name as may be necessary or desirable to carry out the purposes of this paragraph. The Consultant represents, warrants and covenants that neither this Agreement nor the Consultant’s Consulting Services hereunder will violate any written agreement, which the Consultant has with any other employer, former employer or any other third party and the Consultant will not, in performing the Consulting Services, disclose, violate, infringe or misappropriate any patent, intellectual property, trade secrets or other proprietary information of third parties.
7.Confidential Information. “Confidential Information” subject to this Agreement is Solazyme’s information, in written or verbal form, which comprises or is directly related to technical plans and information, experimental data, financial information, business strategies, grant applications, patent applications, specifications, scientific procedures and techniques, biological material, intellectual property strategies, trade secrets, general business and commercial information, and other like information. The Consultant will protect the Confidential Information provided to the Consultant by or on behalf of Solazyme from any use, distribution or disclosure except as explicitly permitted by Solazyme. The Consultant will use no less than a high standard of care when protecting Confidential Information and will use Confidential Information solely for purposes of performing Consulting Services. Notwithstanding the foregoing, the Consultant shall have no obligation to Solazyme with respect to the use, or disclosure to others not party to this Agreement, of such information that: a) prior to disclosure was known to or in the possession of the Consultant as evidenced by its written records; b) is or becomes publicly known during the term of this Agreement, other than through a breach of the Consultant’s obligations hereunder; c) is rightfully received from a third party who is free to disclose to others without breach of any obligation of non-disclosure; or d) is developed by the Consultant independently of any disclosures made under this Agreement as evidenced by its written records, or e) is authorized to be released by way of express written authorization by Solazyme. In addition the Consultant shall be entitled to disclose Confidential Information to the extent such disclosure is required by applicable law, regulation or bona fide legal process to be disclosed; provided, however, that (i) the Consultant takes all reasonable steps to restrict and maintain the confidentiality of such disclosure and provides reasonable prior written notice to Solazyme of the requirement to disclose such information along with the specific disclosure(s) proposed to satisfy such law(s), regulation(s) or legal process(es), and (ii) Confidential Information disclosed pursuant to this Section 7 shall otherwise remain Confidential Information for the purposes of this Agreement. The obligations set forth in this Section 7 with respect to Confidential Information shall continue in full force and effect for a period of five (5) years after the date of termination of this Agreement. Thereafter, the Consultant’s obligations under this Section 7 shall survive and continue in effect with respect to Confidential Information that is a trade secret under applicable law. The Consultant shall be free to disclose to others that he is providing, or has provided, Consulting Services.
8.Tax Consequences. Solazyme makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to the Consultant or made on his behalf under the terms of this Agreement. The Consultant agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided by Solazyme hereunder, and any penalties or assessments thereon. The Consultant further agrees to indemnify and hold Solazyme harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against Solazyme for any amounts claimed due from him on account of (a) the Consultant’s failure to pay or Solazyme’s failure to withhold, or the Consultant’s delayed payment of, federal or state taxes, or (b) damages sustained by Solazyme by reason of any such claims, including attorneys’ fees and costs.
9.Advice of Counsel. Each Party represents that he or it has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other that are not specifically set forth in this Agreement.
10.Non-Disparagement. The Consultant agrees not to disparage Solazyme or Solazyme’s directors and/or employees, in each case in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, however, that the Consultant will respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, in responding to questions about Solazyme’s business or Solazyme’s products the Consultant agrees not to respond in a manner likely to disparage such business, such products, their prospects, functionality or economics of production.
11.Termination.
(a)This Agreement may be terminated prior to the expiration of the Term by either Party by providing written notice to the other Party (which may be satisfied by an email correspondence to the Consultant, or, if sent to Solazyme, to the Chief Executive Officer or General Counsel of Solazyme). Any termination of this Agreement shall result in the immediate cessation of the vesting schedules described above in Section 3(a)(iii) and cessation of the fee payments set forth in Section 3(a)(ii). Notwithstanding the foregoing, if this Agreement is terminated by Solazyme for any reason other than Consultant’s failure to provide Consulting Services, the RSUs described in Section 3(a)(iii)(A) shall be accelerated to vest on the date of termination.
(b)In the event of termination pursuant to this Section 11, the Consultant shall be entitled to receive any consulting fees and expenses due and payable under this Agreement but not yet paid as of the effective date of termination. Such payments shall constitute full and complete settlement of any and all claims of the Consultant for compensation and reimbursement from Solazyme. Upon termination of this Agreement, the Consultant shall immediately deliver to Solazyme all Confidential Information, Work Product and other property of Solazyme.

12.Remedies. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
13.Governing Law and Disputes. This Agreement shall be governed by and construed under the laws of California without reference to its principles of choice of law. The Consultant consents to personal and exclusive jurisdiction and exclusive venue in the County of San Mateo in the State of California.
14.Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. No amendment, modification, release or discharge hereof shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
15.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect. In such event the Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible with the original intent of the Parties.
16.Non-Solicitation. During the Term and for a period of one (1) year after the termination of this Agreement, the Consultant shall not directly or indirectly (i) divert or attempt to divert from Solazyme (or any affiliate) any business of any kind in which it is engaged, including, without limitation, the solicitation of or interference with any of its suppliers or customers or (ii) solicit, induce, recruit or encourage any person employed by Solazyme to leave his or her employment.
17.Survival. The respective rights and obligations of the Parties set forth in Sections 1, 3(a)(i), 3(a)(iii) (to the extent that subsection modifies equity awards), 3(a)(iv) and 4-18 of this Agreement shall indefinitely survive the expiration or termination of this Agreement.
18.Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement. Copies of original signature pages received by facsimile or PDF shall be deemed to be originals of the signature pages so transmitted.
IN WITNESS WHEREOF, the Parties have signed this Agreement or have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

SOLAZYME, INC.	DAVID C. COLE
By:__/s/ Paul Quinlan_______	_/s/ David Cole_______________
Name: Paul Quinlan Title: General Counsel